UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 6, 2006
AMERISAFE, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas (State or Other Jurisdiction of Incorporation)	000-51520 (Commission File Number)	75-2069407 (IRS Employer Identification No.)
2301 Highway 190 West
DeRidder, Louisiana 70634
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (337) 463-9052

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 6, 2006, AMERISAFE, Inc. (the “Company”) announced that Arthur L. Hunt, Executive Vice President, General Counsel and Secretary of the Company, will retire effective November 30, 2006. The Company will divide Mr. Hunt’s duties into two separate senior positions, which will be filled by David O. Narigon as the Company’s Executive Vice President, effective as of September 1, 2006, and Todd Walker as the Company’s Executive Vice President, General Counsel and Secretary, effective as of September 25, 2006.
     From March 2005 until joining the Company, Mr. Narigon, age 53, provided consulting, mediation, arbitration and expert witness services to the insurance industry through his company, Narigon Consulting & Settlement Services. Prior to March 2005, Mr. Narigon was employed by EMC Insurance Companies where he held the positions of Vice President, Claims from 1988 to June 1998, Senior Vice President, Claims from June 1998 until March 2005 and President of EMC Risk Services from 1983 until March 2005. Mr. Narigon will serve as an Executive Vice President of the Company with responsibility for Claims, Information Technology and Premium Audit.
     Mr. Walker, age 49, was engaged in the private practice of law from 2002 through September 2006. Prior to 2002, Mr. Walker held various legal positions with Ultramar Diamond Shamrock Corp., a New York Stock Exchange listed refining and marketing company, where he had been employed since 1987. Mr. Walker will serve as Executive Vice President, General Counsel and Secretary of the Company.
     The Company has entered into an employment agreement with each of Mr. Narigon and Mr. Walker. Each agreement has an initial three-year term. The term of each agreement is automatically extended for an additional one-year term unless either the Company or the executive officer provides notice not to extend the term. The agreements provide for an annual base salary of no less than $185,000 for Mr. Narigon and $175,000 for Mr. Walker. Each of these executives is also entitled to receive an annual bonus in an amount, if any, determined by the compensation committee of the Company’s board of directors. Each of Mr. Narigon and Mr. Walker may participate in present and future benefit plans that are provided to the Company’s executive officers from time to time.
     In connection with his employment, the Company granted Mr. Narigon options to purchase 50,000 shares of the Company’s common stock at a per-share exercise price equal to the fair market value of the Company’s common stock on September 1, 2006. The Company will grant Mr. Walker options to purchase 50,000 shares of the Company’s common stock on September 25, 2006, at a per-share exercise price equal to the fair market value of the Company’s common stock on that date.
     If the Company terminates the employment of Mr. Narigon or Mr. Walker without cause, as defined in the employment agreements, the terminated executive officer will be entitled to receive his base salary for a period of 12 months payable in regular installments after the date of his termination. In addition, the Company has agreed to pay the terminated executive officer the cost of continuing health coverage premiums for a period of 12 months after the date of his termination. Each of Mr. Narigon and Mr. Walker has agreed during the term of his employment by the Company not to engage in any business competitive with the Company or solicit the Company’s employees, agents or policyholders without the Company’s prior written consent. If Mr. Narigon or Mr. Walker is terminated by the Company without cause, the prohibition on engaging in competitive activities or soliciting the Company’s employees, agents or policyholders extends for a period of 12 months after the date of termination. If Mr. Narigon or Mr. Walker is terminated by the Company for cause or as a result of a resignation, as defined in the employment agreements, or if Mr. Narigon or Mr. Walker elects not to renew the term of his employment agreement, the Company has the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after his termination or non-renewal, and (b) paying his base salary and the actual cost of his continuing health coverage premiums for a period of 12 months after the date of his termination or non-renewal.
     The foregoing summary of the employment agreements is qualified by reference to the employment agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 1, 2006, between AMERISAFE, Inc. and David O. Narigon

10.2	Employment Agreement, effective September 25, 2006, between AMERISAFE, Inc. and Todd Walker

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, Inc.
By:	/s/ Geoffrey R. Banta
Geoffrey R. Banta
Executive Vice President and Chief Financial Officer

Date: September 6, 2006

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